Exhibit 99.1

INDEPENDENT AUDITORS’ REPORT
To the Board of Directors and Stockholders of
The Orchard Enterprises Inc.:
     We have audited the accompanying consolidated balance sheets of The Orchard Enterprises Inc. and subsidiaries (the “Company”) as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholders’ deficiency and cash flows for each of the three years in the period ended December 31, 2006. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion such consolidated financial statements present fairly, in all material respects, the financial position of The Orchard Enterprises Inc. and subsidiaries as of December 31, 2006 and 2005, and the results of its operations and its cash flows for each of the years in the three year period ended December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.
/s/ Deloitte & Touche LLP
          New York, NY
          July 30, 2007 (except for paragraphs 3, 4 and 5
          of Note 15, as to which the date is September 13, 2007 and
          Paragraphs 8,9 and 10 of Note 15 as to which the date is
          October 5, 2007)

THE ORCHARD ENTERPRISES INC.
CONSOLIDATED BALANCE SHEETS

	December 31,
	2006	2005
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$1,675,889	$21,866
Accounts receivable—net (including amounts from related parties of $483,037 in 2006 and $340,483 in 2005)	3,126,987	1,715,065
Royalty advances	585,575	207,220
Prepaid expenses and other current assets	174,360	132,749

Total current assets	5,562,811	2,076,900
Property and Equipment—Net	651,405	218,855
Royalty advances, less current portion	183,287	—
Digital distribution agreements—Net	134,826	—
Other assets	9,449	29,294

TOTAL	$6,541,778	$2,325,049

LIABILITIES AND STOCKHOLDERS’ DEFICIENCY
CURRENT LIABILITIES:
Accounts payable	$249,507	$955,979
Accrued royalties	5,688,066	2,985,628
Accrued expenses	1,060,792	111,527
Note payable		100,000
Due to affiliated entities	46,286	23,183
Deferred revenue	146,494	—
Accrued interest payable (including amounts to related parties of $1,227,937 in 2006 and $707,852 in 2005)	1,227,937	737,852
Convertible debt payable to a related party	6,600,000	7,931,000

Total current liabilities	15,019,082	12,845,169

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ DEFICIENCY:
Series A convertible preferred stock, $.001 par value—20,000,000 shares authorized, 7,931,000 issued and outstanding as of December 31, 2006; liquidation preference of $8,386,978	7,931	—
Series B convertible preferred stock, $.001 par value—20,000,000 shares authorized, 7,931,000 issued and outstanding as of December 31, 2006; liquidation preference of $7,931,000	7,931	—
Common stock, $.001 par value—40,000,000 and 5,000,000 shares authorized as of December 31, 2006 and 2005, respectively; 1,762,444 and 1,477,612 shares issued and outstanding as of December 31, 2006 and 2005, respectively	1,763	1,478
Stock subscription receivable	(1,478)	(1,478)
Paid-in capital	7,998,593	—
Accumulated deficit	(16,490,894)	(10,521,934)
Accumulated other comprehensive income	(1,150)	1,814

Total stockholders’ deficiency	(8,477,304)	(10,520,120)

TOTAL	$6,541,778	$2,325,049

See notes to consolidated financial statements.

THE ORCHARD ENTERPRISES INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year ended December 31,
	2006	2005	2004
REVENUES (including amounts from related parties of $1,783,140 in 2006, $1,007,814 in 2005, and $73,313 in 2004)	$14,918,135	$6,820,378	$1,981,883
COSTS OF REVENUES (including amounts from related parties of $68,797 in 2006, $35,830 in 2005, and $11,759 in 2004)	10,717,017	5,277,958	1,497,430

GROSS PROFIT	4,201,118	1,542,420	484,453

OPERATING EXPENSES:
Product development (including amounts from related parties of $5,577 in 2006, $4,307 in 2005, and $3,152 in 2004)	118,943	171,820	169,110
Sales and marketing (including amounts from related parties of $128,274 in 2006, $53,128 in 2005, and $33,094 in 2004)	3,126,707	1,468,261	1,114,390
General and administrative (including amounts from related parties of $1,017,657 in 2006, $830,247 in 2005, and $612,946 in 2004)	6,537,087	3,727,066	2,544,953

Total operating expenses	9,782,737	5,367,147	3,828,453

LOSS FROM OPERATIONS	(5,581,619)	(3,824,727)	(3,344,000)

OTHER (INCOME) EXPENSE:
Other income	(130,000)	—	—
Interest income	(2,743)	(319)	—
Interest expense (including amounts from related parties of $520,084 in 2006, $464,261 in 2005, and $200,709 in 2004)	520,084	474,261	272,551

Total other (income) expense	387,341	473,942	272,551

NET LOSS	$(5,968,960)	$(4,298,669)	$(3,616,551)

See notes to consolidated financial statements.

THE ORCHARD ENTERPRISES INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIENCY
FOR THE YEARS ENDED DECEMBER 31, 2006, 2005, AND 2004

										Accumulated
							Stock			Other
	Series A		Series B				Subscription	Paid-in	Accumulated	Comprehensive	Stockholders’	Comprehensive
	Preferred		Preferred		Common Stock		Receivable	Capital	Deficit	Income (Loss)	Deficiency	Loss
	Shares	Amount	Shares	Amount	Shares	Amount
BALANCE—January 1, 2004	—	$—	—	$—	1,477,612	$1,478	$(1,478)	$—	$(2,606,714)	$—	$(2,606,714)	$—
Foreign currency translation adjustment										697	697	697
Net loss									(3,616,551)		(3,616,551)	(3,616,551)

BALANCE—December 31, 2004	—	—	—	—	1,477,612	1,478	(1,478)	—	(6,223,265)	697	(6,222,568)	(3,615,854)

Foreign currency translation adjustment										1,117	1,117	1,117
Net loss									(4,298,669)		(4,298,669)	(4,298,669)

BALANCE—December 31, 2005	—	—	—	—	1,477,612	1,478	(1,478)	—	(10,521,934)	1,814	(10,520,120)	(4,297,552)
Issuance of Common Stock					284,832	285		83,455			83,740
Issuance of Preferred Stock	7,931,000	7,931	7,931,000	7,931				7,915,138			7,931,000
Foreign currency translation adjustment										(2,964)	(2,964)	(2,964)
Net loss									(5,968,960)		(5,968,960)	(5,968,960)

BALANCE—December 31, 2006	7,931,000	$7,931	7,931,000	$7,931	1,762,444	$1,763	$(1,478)	$7,998,593	$(16,490,894)	$(1,150)	$(8,477,304)	$(5,971,924)

See notes to consolidated financial statements.

THE ORCHARD ENTERPRISES INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended December 31,
	2006	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(5,968,960)	$(4,298,669)	$(3,616,551)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	151,311	45,745	18,064
Bad debt expense	70,000	—	—
Net loss on sale/disposal of property and equipment	39,783	—	—
Gain on note payable and related accrued interest	(130,000)	—	—
Stock-based compensation	83,740	—	—
Changes in operating assets and liabilities:
Accounts receivable	(1,481,922)	(1,370,927)	(335,463)
Royalty advances	(561,642)	(175,577)	(31,643)
Prepaid expenses and other current assets	(41,611)	(80,635)	(1,375)
Digital distribution agreements	(134,826)	—	—
Other assets	19,845	—	(11,294)
Accounts payable	(706,472)	716,808	185,475
Accrued royalties	2,702,438	2,068,363	731,964
Accrued expenses	949,265	(89,491)	(42,415)
Due to affiliated entities	23,103	7,012	50,383
Deferred revenue	146,494	—	—
Accrued interest payable	520,085	474,261	210,709

Net cash used in operating activities	(4,319,369)	(2,703,110)	(2,842,146)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(674,651)	(141,380)	(114,411)
Proceeds from the sale of fixed assets	51,007	—	—

Net cash used in investing activities	(623,644)	(141,380)	(114,411)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of convertible debt payable to a related party	6,600,000	2,865,000	2,956,000

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	(2,964)	1,117	796

INCREASE IN CASH AND CASH EQUIVALENTS	1,654,023	21,627	239
CASH AND CASH EQUIVALENTS—Beginning of year	21,866	239	—

CASH AND CASH EQUIVALENTS—End of year	$1,675,889	$21,866	$239

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Interest paid	$—	$—	$61,843

Non-cash financing activities:
Issuance of preferred stock upon conversion of convertible debt payable to a related party	$7,931,000	$—	$—

See notes to consolidated financial statements.

THE ORCHARD ENTERPRISES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
1. ORGANIZATION AND BUSINESS
     The Orchard Enterprises Inc. (“Orchard”) was incorporated in New York in September 2000 and was one of the first distributors of digital music content. Orchard is a global music marketing and distribution company, offering a suite of services to assist music content owners create and sell product digitally across a worldwide network of digital entertainment services.
     On April 28, 2003, Dimensional Associates, LLC (“Dimensional”), an entity formed by a group of private investors (the “Investor Group”), invested in and acquired operating control of Orchard through the purchase of a convertible debt instrument followed by subsequent periodic fundings under the same terms and conditions as the original convertible debt instrument (see Notes 8, 9 and 15).
2. BASIS OF PRESENTATION
     The accompanying consolidated financial statements have been prepared assuming Orchard will continue as a going concern. Orchard has incurred losses and negative cash flows from operations since its inception. Orchard incurred a net loss of $5,968,960 for the year ended December 31, 2006, has incurred operating losses since inception, has a working capital deficiency of $9,456,271 and an accumulated deficit of $16,490,894 at December 31, 2006. Orchard’s ability to continue operating as a going concern is substantially dependent on its ability to generate operating cash flows through the execution of its business plan or to secure funding sufficient to provide for the working capital needs of its business. Until and unless Orchard’s operations generate significant revenues and cash flows, Orchard will continue to attempt to fund operations from cash on hand, through the issuance of debt and through the issuance of preferred or common stock. The Investor Group has committed to fund the operations of Orchard through at least July 31, 2008.
3. SIGNIFICANT ACCOUNTING POLICIES
     Consolidation and Basis of Presentation —The consolidated financial statements include the accounts of Orchard and its wholly owned subsidiaries, Orchard Management, Inc., and Orchard EU, Limited. The consolidated accounts include 100% of the assets, liabilities, revenues, expenses, and cash flows of Orchard and all entities in which Orchard has a controlling voting interest that are required to be consolidated in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”). All significant inter-company balances and transactions have been eliminated in consolidation.
     Use of Estimates —The preparation of consolidated financial statements and related disclosures in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and revenues and expenses during the period reported. Actual results could differ from those estimates. The most significant estimates relate to assessing the collectability of accounts receivable, the recoverability of royalty advances, the value of securities underlying stock based compensation, the realization of deferred tax assets, tax contingencies, valuation allowances, and the useful lives and potential impairment of Orchard’s property and equipment. Estimates and assumptions are reviewed periodically and the effects of revisions are reflected in the period that they are determined to be necessary.
     Cash and Cash Equivalents —Cash and cash equivalents include all short-term highly liquid investments that are readily convertible to known amounts of cash and have maturities of three months or less when purchased.

THE ORCHARD ENTERPRISES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
     Allowance for Doubtful Accounts —Orchard establishes allowances for doubtful accounts based on credit profiles of its retailers, current economic and industry trends, contractual terms and conditions and historic payment experience, as well as for known or expected events. Accordingly, at December 31, 2006 and 2005, Orchard had $70,000 and $0 recorded as an allowance for doubtful accounts.
     Fair Value of Financial Instruments —The carrying value of Orchard’s short-term financial instruments, including accounts receivable, accounts payable, accrued expenses, and accrued royalties approximates their fair value due to the short-term nature of these items. There is no market value information available for Orchard’s convertible debt and a reasonable estimate could not be made without incurring excessive costs (see Note 9).
     Foreign Currency Translation —Orchard has foreign operations where the functional currency has been determined to be the local currency. The functional currency of Orchard’s subsidiary in the United Kingdom has been determined to be the British Pound. For operations where the local currency is the functional currency, assets and liabilities are translated using end-of-period exchange rates; revenues, expenses and cash flows are translated using average rates of exchange. For these operations, currency translation adjustments are accumulated in a separate component of stockholders’ deficiency. Transaction gains and losses are recognized in the determination of net income or loss.
     Concentrations of Credit Risk —Orchard’s customers are primarily commercial organizations headquartered in the United States. Accounts receivable are generally unsecured. The revenues from two of its customers, iTunes and eMusic, account for a significant portion of Orchard’s total revenues. Revenues from iTunes were approximately 51%, 45% and 45% of total revenues and revenues from eMusic were approximately 12%, 14% and 4% of total revenues for the years ended December 31, 2006, 2005, and 2004, respectively. Accounts receivable from iTunes were 35% and 31% of total accounts receivable at December 31, 2006 and 2005, respectively. Accounts receivable from eMusic were 15% and 20% of total accounts receivable at December 31, 2006 and 2005, respectively.
     Due from Digital Service Providers —At December 31, 2006 and 2005, accounts receivable includes $144,046 and $332,451, respectively, related to reimbursements to Orchard by its customers, for digital encoding of Orchard’s music content so that it can be utilized on the customer’s retail website.
     Royalty Advances and Digital Rights —Orchard has paid advance royalties and the cost of acquiring digital rights to certain record labels and artists. Orchard accounts for these advance royalty payments and digital rights acquisition costs pursuant to the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 50, Financial Reporting in the Record and Music Industry (“SFAS No. 50”). Pursuant to SFAS No. 50, certain advance royalty payments that are believed to be recoverable from future royalties to be earned by the artist or songwriter are capitalized as assets. Royalty advances will be recouped from Orchard’s future royalty obligations resulting from the fees it receives from digital entertainment services. Digital rights acquired by Orchard are amortized using the straight-line method over the term of the agreement. Orchard classifies royalty advances as short-term or long-term based on the expectations of when these advances will be recovered. The decision to capitalize an advance to an artist or songwriter as an asset requires significant judgment as to the recoverability of these advances. The recoverability of these assets is assessed upon initial commitment of the advance, based upon Orchard’s forecast of anticipated revenues from the sale of future and existing music and publishing-related products. In determining whether these amounts are recoverable, Orchard evaluates the current and past popularity of the artist or songwriter, the initial or expected commercial acceptability of the product, the current and past popularity of the genre of music that the product is designed to appeal to, and other relevant factors. Based upon this information, the portion of such advances that is believed not to be recoverable is expensed. All advances and digital rights acquisition costs are assessed for recoverability periodically, at minimum, on a quarterly basis.

THE ORCHARD ENTERPRISES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
     Property and Equipment —Property and equipment, consisting primarily of office equipment, computer equipment, and furniture and fixtures, are stated at cost less accumulated depreciation. Depreciation and amortization is determined using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are stated at cost and are amortized using the straight-line method over the lesser of the term of the lease or the estimated useful lives of the assets.
     Major renewals and improvements are capitalized and minor replacements, maintenance and repairs are charged to current operations as incurred. Upon retirement or disposal of assets, the cost and related accumulated depreciation are removed from the consolidated balance sheets and any gain or loss is reflected in the consolidated statements of operations.
     Internal-Use Software Development Costs —In accordance with AICPA Statement of Position No. 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use, Orchard capitalizes certain external and internal computer software costs incurred during the application development stage. The application development stage generally includes software design and configuration, coding, testing, and installation activities. Training and maintenance costs are expensed as incurred, while upgrades and enhancements are capitalized if it is probable that such expenditures will result in additional functionality. Capitalized software costs are depreciated over the estimated useful life of the underlying project on a straight-line basis, generally not exceeding five years. Orchard did not capitalize software costs in any periods presented because in the opinion of management these costs were not considered capitalizable.
     Impairment of Long-Lived Assets —Orchard reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of the asset may not be recoverable. In connection with this review, Orchard also reevaluates the periods of depreciation and amortization for these assets. Orchard assesses recoverability by determining whether the net book value of the related asset will be recovered through the projected undiscounted future cash flows of the asset. If Orchard determines that the carrying value of the asset may not be recoverable, it measures any impairment based on the projected future discounted cash flows as compared to the asset’s carrying value. Through December 31, 2006, Orchard has not recorded any impairment charges on its long-lived assets.
     Revenue Recognition —Orchard follows the provisions of Staff Accounting Bulletin (“SAB”) 104, Revenue Recognition in Financial Statements (“SAB 104”), Emerging Issues Task Force (“EITF”) 00-21 “Revenue Arrangements with Multiple Deliverables” and EITF 99-19, Reporting Revenue Gross as a Principal versus Net as an Agent . In general, Orchard recognizes revenue when there is persuasive evidence of an arrangement, the fee is fixed or determinable, the product or services have been delivered and collectibility of the resulting receivable is reasonably assured.
     Orchard’s distribution revenue from the sale of music recordings through digital distribution channels is recognized when the products are sold by the digital service providers, which provide Orchard with periodic notification of the sales.
     For arrangements with multiple obligations ( e.g. , deliverable and undelivered music content, music publishing information and other services), Orchard allocates revenues to each component of the contract based on objective evidence of its fair value. Orchard recognizes revenues allocated to undelivered products when the criteria for product revenues set forth above are met. If objective and reliable evidence of the fair value of the undelivered obligations is not available, the arrangement consideration allocable to a delivered item is combined with the amount allocable to the undelivered item(s) within the arrangement. Revenues are recognized as the remaining obligations are fulfilled. Revenues from multiple element arrangements were not significant in any of the periods presented.

THE ORCHARD ENTERPRISES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
     In accordance with industry practice and as is customary in many territories, certain physical products (such as CDs and cassettes) are sold to customers with the right to return unsold items. Net distribution revenues to Orchard from such physical sales are recognized when reported by the retail distributor for the products that are shipped based on gross sales typically less a provision for future estimated returns determined by distributor based on past historical trends. During 2006, 2005, and 2004, revenues from physical sales were 4%, 6%, and 16% of total revenues, respectively.
     Reimbursements received by Orchard from its customers for encoding Orchard’s music content in the appropriate digital format for use by the customer are recognized under the proportional performance method as revenue in the period that the encoded content is delivered to the customer. Cash received in advance of providing the service is recorded as deferred revenue.
     Shipping and handling charges billed to customers are included in revenues and the costs associated with shipping physical products are recorded as costs of revenues. The physical products are the property of the record labels and artists. Revenues and cost from shipping and handling were not significant in 2006, 2005, or 2004.
     Costs of Revenues —Costs of revenues includes the royalty expenses owed to the artists and labels, costs of encoding digital music, shipping charges, and digital delivery costs. Royalties earned by labels, artists, songwriters, co-publishers, and other copyright holders, are recognized as an expense in the period in which the sale of the digital or physical music recordings takes place and are included in cost of revenues in the accompanying consolidated statements of operations.
     Product Development Costs —Costs incurred in connection with product development and testing are expensed as incurred. Products development costs for the years ended December 31, 2006, 2005, and 2004, were $118,943, $171,820, and $169,110, respectively.
     Income Taxes —Orchard uses the asset and liability method to determine its income tax expense. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established when realization of deferred tax assets is not considered more likely than not.
     Comprehensive Income —SFAS No. 130, Reporting Comprehensive Income , requires the disclosure of comprehensive income to reflect changes in equity that result from transactions and economic events from non-owner sources. Orchard’s comprehensive loss for 2006, 2005, and 2004 consisted of net loss and foreign currency translation adjustments.
     Loss Contingencies —Orchard accrues for costs relating to litigation, claims, and other contingent matters when such liabilities become probable and reasonably estimable. Such estimates may be based on advice from third parties or on management’s judgment, as appropriate. Actual amounts paid may differ from amounts estimated, and such differences will be charged to operations in the period in which the final determination of the liability is made.
     Recent Accounting Pronouncements —In June 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation (“FIN”) No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of

THE ORCHARD ENTERPRISES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
FASB Statement No. 109 (“FIN 48”), which clarifies the accounting for uncertainty in income tax positions (“tax positions”). FIN 48 requires that Orchard recognize in its financial statements the impact of a tax position if that tax position is more likely than not of being sustained on audit, based on the technical merits of the tax position. The provisions of FIN 48 are effective as of the beginning of Orchard’s 2007 fiscal year, with the cumulative effect of any change in accounting principle recorded as an adjustment to opening retained earnings. Orchard is currently evaluating the impact of adopting FIN 48 on its consolidated financial statements.
     In September 2006, FASB issued SFAS No. 157, Fair Value Measurements (“SFAS 157”), which defines fair value, establishes a framework for measuring fair value, and expands required disclosures about fair value measurements. The provisions of SFAS 157 are effective for fiscal years beginning after November 15, 2007. Orchard is currently evaluating the impact of adopting SFAS 157 on its financial statements.
     In February 2007, FASB issued SFAS 159, The Fair Value Option for Financial Assets and Financial Liabilities (“SFAS 159”). SFAS 159 permits entities to choose to measure many financial assets and financial liabilities at fair value. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings. SFAS 159 is effective for fiscal years beginning after November 15, 2007. Orchard does not currently plan to adopt this pronouncement.
4. PROPERTY AND EQUIPMENT
     Property and equipment at December 31, 2006 and 2005, consist of the following:

	Useful
	Lives
	(Years)	2006	2005
Computer and office equipment	5	$557,270	$191,463
Furniture and fixtures	7	79,624	17,768
Leasehold improvements	3	185,758	75,714

Total cost		822,652	284,945
Less accumulated depreciation and amortization		(171,247)	(66,090)

Property and equipment—net		$651,405	$218,855

     Depreciation and amortization expense was $151,311, $45,745, and $18,064 for the years ended December 31, 2006, 2005, and 2004, respectively. In 2006, Orchard disposed of certain leasehold improvements and office equipment realizing a net loss on sale/disposal of $39,783 primarily as a result of Orchard’s relocation in 2006. Cost of the equipment and leasehold improvements sold/disposed of were $136,944 and the related accumulated depreciation was $46,154.
5. ACCRUED ROYALTIES
     Orchard’s distribution revenue from the sale of music recordings through digital distribution channels is recognized when the products are sold by the digital service providers, which provide Orchard with periodic notification of the sales. Also, net distribution revenues to Orchard from physical sales are recognized when reported by the retail distributor for the products that are shipped based on gross sales typically less a provision for future estimated returns determined by past historical trends.
     Accordingly, royalties earned by labels, artists, songwriters, co-publishers, and other copyright holders are recognized as an expense and a related accrued royalty liability is recognized on the balance sheet in the period in which the sale of the digital or physical music recording takes place. Orchard typically enters into a contractual arrangement with the label or artist under which Orchard is obligated to pay royalties to the label or artist based on an agreed upon percentage of the total distribution revenue.

THE ORCHARD ENTERPRISES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
Orchard is normally obligated to pay the royalties 45 days after the end of the quarter in which it receives the distribution revenue from the service provider. Accrued royalties amounted to $5,688,066 and $2,985,628 at December 31, 2006 and 2005, respectively.
6. INCOME TAXES
     The following is a summary of Orchard’s tax provision for the years ended December 31, 2006, 2005 and 2004.

	Year Ended December 31,
	2006	2005	2004
Current	$—	$—	$—

Deferred
U.S. Federal	2,897,000	926,000	1,036,000
Foreign	60,000	40,000	40,000

Subtotal	2,957,000	966,000	1,076,000
Valuation allowance	(2,957,000)	(966,000)	(1,076,000)

Total deferred	—	—	—

Income tax benefit	$—	$—	$—

The following table presents the principal reasons for the difference between the statutory U.S. federal income tax rate and effective income tax rates for the years ended December 31, 2006, 2005 and 2004, presented as follows:

	2006	2005	2004
Income tax benefit at U.S. statutory rate of 35%	35%	35%	35%
State and local income taxes—net of federal benefit	11	11	11
Effect of permanent differences	1	1	1

Total	47	47	47
Less valuation allowance	(47)	(47)	(47)

Effective income tax rate	0%	0%	0%

     At December 31, 2006, Orchard had approximately $15,800,000 of net operating loss carryforwards for U.S. federal income tax purposes which expire in the years 2020 through 2027. Due to the uncertainty of their realization, no income tax benefit has been recorded by Orchard for these net operating loss carryforwards and valuation allowances have been established for any such benefits. The utilization of Orchard’s net operating losses may be subject to a substantial limitation due to the “change of ownership provisions” under Section 382 of the Internal Revenue Code and similar state provisions. Such limitation may result in the expiration of the net operating loss carryforwards before their utilization.
     At December 31, 2006, Orchard EU, Limited had available approximately $350,000 of foreign net operating loss carryforwards with no expiration date. At December 31, 2006, Orchard Management, Inc. had available approximately $30,000 of net operating loss carryforwards which expire in the years 2020 through 2027.

THE ORCHARD ENTERPRISES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
     Significant components of Orchard’s deferred tax assets for U.S. federal income taxes as of December 31, 2006 and 2005, are as follows:

	2006	2005
Net operating loss carryforwards	$5,689,000	$2,745,000
Other	14,000	1,000

Total deferred tax assets	5,703,000	2,746,000
Valuation allowance	(5,703,000)	(2,746,000)

Net deferred tax assets	$—	$—

     The valuation allowance increased $2,957,000 and $966,000, respectively, during the years ended December 31, 2006 and 2005.
7. NOTE PAYABLE
     Orchard had a promissory note payable to a third party that Orchard was legally obligated to fulfill. The note matured in 2000 and Orchard has disputed whether certain conditions were ever met by the lender. Management is not aware of any collection efforts by the lender and the lender ceased operations in 2001. The principal amount of the debt, $100,000 and accrued interest of $30,000 is recorded in current liabilities at December 31, 2005. In February 2006, the statute of limitations for the enforcement of the debt by the lender expired and Orchard recognized the outstanding principle and interest of $130,000 related to this promissory note in other income.
8. PLAN OF RECAPITALIZATION
     In May 2006, through written consents of its shareholders and board of directors, Orchard amended and restated its Certificate of Incorporation and authorized (i) 20,000,000 shares of Series A Convertible Preferred Stock (“Series A Preferred Stock”) with a par value of $.001 (ii) 20,000,000 shares of Series B Convertible Preferred Stock (“Series B Preferred Stock”) with a par value of $.001 per share, and (iii) 40,000,000 shares of Common Stock with a par value of $.001 per share (the “May 2006 Recapitalization”). In connection with the May 2006 Recapitalization, the shareholders and board of directors also authorized the issuance of (x) 7,931,000 shares of Series A Preferred Stock and (y) 7,931,000 shares of Series B Preferred Stock in exchange for the conversion and cancellation of convertible debt with a principle balance of $7,931,000 (see Note 9).
     Additionally, Orchard authorized the issuance of 284,832 shares of Common Stock to existing common shareholders, of which substantially all were employees of Orchard at the date of issuance. The number of shares of Common Stock issued to a non-employee stockholder were not significant. Orchard recognized $83,470 of compensation expense in 2006 related to the issuance of these shares of Common Stock based on the estimated fair value of the Common Stock. The estimated fair value was determined by Orchard based on a valuation performed by an independent valuation specialist.
9. CONVERTIBLE DEBT
     On April 28, 2003, Orchard entered into a loan agreement with Dimensional (the “Loan Agreement”) pursuant to which Dimensional agreed to loan Orchard $700,000. This initial loan was evidenced by a promissory note in the amount of $700,000 that, by its terms, was convertible into that number of shares of Orchard’s Series A Preferred Stock determined by dividing the principal balance by a conversion price of $1.00 per share of Series A Preferred Stock (i) at any time, at Dimensional’s sole option or (ii) automatically, upon the

THE ORCHARD ENTERPRISES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
closing of a sale of 3,000,000 shares of Orchard’s Series A Preferred Stock pursuant to a stock purchase agreement between Orchard and Dimensional. The promissory note accrued interest at the prime rate as announced by Citibank N.A. plus 1.0% and was secured by substantially all of Orchard’s assets under a security agreement. The accrued interest was due and payable on demand by Dimensional.
     During the remainder of 2003 and through December 31, 2005, Dimensional periodically loaned additional amounts to Orchard under the Loan Agreement on substantially the same terms and conditions as the initial $700,000 loan. This additional convertible debt was not evidenced by any additional promissory notes and was payable on demand by Dimensional. Accordingly, the entire outstanding principal balance and accrued interest at December 31, 2005, was classified as a current liability in the accompanying consolidated balance sheet. At December 31, 2005, the outstanding principal balance of the Dimensional convertible debt was $7,931,000 and the outstanding balance of the accrued interest was $707,852. Pursuant to the May 2006 Recapitalization (see Note 8), Dimensional agreed to convert the entire $7,931,000 outstanding principal balance of the convertible debt into 7,931,000 shares of Series A Preferred Stock and 7,931,000 shares of Series B Preferred Stock. Interest expense on the convertible debt was $464,261 and $200,709 for the years ending December 31, 2005 and 2004, respectively.
     During 2006, Dimensional periodically loaned additional amounts to Orchard under the Loan Agreement on substantially the same terms and conditions as the initial $700,000 loan. This additional convertible debt was not evidenced by any additional promissory notes and was payable on demand by Dimensional. Accordingly, the entire outstanding principal balance and accrued interest at December 31, 2006, is classified as a current liability in the accompanying consolidated balance sheet. At December 31, 2006, the outstanding principal balance of the Dimensional convertible debt was $6,600,000 and the outstanding balance of the accrued interest was $1,227,937 (which includes both outstanding interest on the $7,931,000 debt that was converted in the May 2006 Recapitalization (see Note 8) and interest accrued during 2006 on the $6,600,000 loaned by Dimensional during 2006). Interest expense on the convertible debt was $520,085 for the year ending December 31, 2006.
     In connection with the execution of the Loan Agreement, on April 28, 2003, the shareholders of Orchard entered into a shareholder agreement (the “Shareholder Agreement”), which provides that the Board of Directors shall consist of five members, three of which will be designated by Dimensional so long as there are any loans outstanding under the Loan Agreement. Additionally, the Shareholder Agreement restricts Orchard’s ability to declare dividends, sell assets, incur indebtedness and issue shares of any class or series of capital stock without Dimensional’s written consent.
10. STOCKHOLDERS’ DEFICIENCY
     Common Stock and Preferred Stock —At December 31, 2006, Orchard had authorized the issuance of the following securities:
     Series A Convertible Preferred Stock —Orchard’s Series A Preferred Stock (a) is its most senior class or series of securities, (b) has a liquidation preference of one times the amount of the Original Issue Price of $1.00 per share plus any unpaid dividends (and then participates with the Common Stock on an as converted basis), (c) earns a cumulative annual dividend equal to the prime rate as announced by CitiBank N.A. plus 1.0% (calculated on a monthly basis), and (d) is convertible into shares of Common Stock with a conversion ratio of one share of Common Stock for each share of Series A Preferred Stock (subject to adjustment in accordance with the anti-dilution provisions in the terms of the Series A Preferred Stock). Dividends are payable when and if declared by Orchard’s Board of Directors. The shares of Series A Preferred Stock are automatically converted into shares of Common Stock upon the affirmative election of the holders of at least sixty-six and two-thirds of the outstanding shares of Series A Preferred Stock, or immediately upon the closing of a public offering pursuant

THE ORCHARD ENTERPRISES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of the Common Stock of Orchard in which the per share price is at least $4.00 per share and the net proceeds to Orchard are at least $20,000,000. The shares of Series A Preferred Stock may, at the option of the holder thereof, be converted at any time into shares of Common Stock. The liquidation preference is triggered upon (i) a sale, lease or other disposition of substantially all of Orchard’s assets, (ii) transfer of 50% of Orchard’s voting power, (iii) consolidation or merger of Orchard resulting in less than 50% ownership by the shareholders. Series A Preferred Stock votes on an as converted basis with the shares of the Common Stock of Orchard. However, certain actions of Orchard require the approval by a majority of the outstanding Series A Preferred Stock such as amendments to the articles of incorporation, acquisitions, involuntary liquidation of Orchard and the payment of dividends.
     At December 31, 2006 and 2005, there were 7,931,000 and no shares of Series A Preferred Stock issued and outstanding, respectively.
     As of December 31, 2006, the board of directors of Orchard has not declared any dividends on the Series A Preferred Stock, and the shareholders of Series A Preferred Stock were entitled to a cumulative dividend of $455,978 at December 31, 2006.
     Series B Convertible Preferred Stock —Orchard’s Series B Preferred Stock (a) is junior to the Series A Preferred Stock (b) has a liquidation preference of one times the amount of the Original Issue Price of $1.00 per share plus any unpaid dividends (and then participates with the Common Stock on an as converted basis), and (c) is convertible into shares of Common Stock with a conversion ratio of one share of Common Stock for each share of Series B Preferred Stock. The shares of Series B Preferred Stock are automatically converted into shares of Common Stock upon the affirmative election of the holders of at least 66 2 / 3 % of the outstanding shares of Series B Preferred Stock, or immediately upon the closing of a public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of the Common Stock of Orchard in which the per share price is at least $4.00 per share and the net proceeds to Orchard are at least $20,000,000. The shares of Series B Preferred Stock may, at the option of the holder thereof, be converted at any time into shares of Common Stock. The liquidation preference is triggered upon (i) a sale, lease or other disposition of substantially all of Orchard’s assets, (ii) transfer of 50% of Orchard’s voting power, or (iii) consolidation or merger of Orchard resulting in less than 50% ownership by the shareholders. Series B Preferred Stock votes on an as converted basis with the shares of the Common Stock of Orchard.
     At December 31, 2006 and 2005, there were 7,931,000 and no shares of Series B Preferred Stock issued and outstanding, respectively.
     Common Stock —Orchard’s common stock (a) is its most junior class of stock, (b) has no liquidation preference, (c) has no set dividend rights and, (d) is not convertible. At December 31, 2006 and 2005, there were 1,762,444 and 1,477,612 shares of common stock issued and outstanding, respectively. At December 31, 2006, Orchard has reserved 15,862,000 shares of common stock for issuance upon the conversion of the outstanding Series A and Series B Convertible Preferred Stock.
11. EMPLOYEE BENEFIT PLANS
     Defined Contribution Plan —During 2005, Orchard implemented a 401(k) profit-sharing plan which is a pretax defined contribution plan. Certain employees have elected to participate in the defined contribution plan. Under the plan, Orchard is permitted but not required to make contributions based on a percentage of the employee elected contributions. Orchard did not make any elective contributions to the plan for the years ended December 31, 2006, 2005 and 2004.

THE ORCHARD ENTERPRISES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
12. GEOGRAPHIC INFORMATION
     Orchard operates in one reportable segment, digital content distribution. Long-lived assets outside of the United States of America are not significant. Revenues by geographic region, based on the country in which the customer is located, for the years ended December 31, 2006, 2005, and 2004, were as follow:

	2006	2005	2004
U.S. sourced revenue	$11,423,014	$5,816,836	$1,834,980
Non-U.S. sourced revenue	3,495,121	1,003,542	146,903

Total revenue	$14,918,135	$6,820,378	$1,981,883

13. RELATED-PARTY TRANSACTIONS
     From time to time Orchard has amounts due to and from companies that have common ownership or are controlled by the Investor Group. These amounts are billed and paid on a regular basis. Net payables to affiliates totaled $46,286 and $23,183 at December 31, 2006 and 2005, respectively.
     Management Agreement —During 2004, Orchard entered into a management services agreement with Dimensional Associates, Inc., an entity incorporated and owned by the Investor Group, for ongoing consulting and management advisory services performed by certain key executives employed by Dimensional Associates, Inc. Pursuant to this agreement, Orchard pays a monthly management fee based on a predetermined allocation percentage derived from the time spent by such executives on Orchard’s business. The allocation percentage is reviewed periodically by management of the Investor Group, usually semiannually, and the monthly fee is adjusted accordingly. Orchard recognized $657,000, $718,000, and $460,000 during the years ended December 31, 2006, 2005, and 2004, respectively, for management fees which are included in general and administrative expenses in the accompanying consolidated statements of operations.
     Operating Lease with Affiliate —Orchard utilized and paid for certain office space (under a written sublease arrangement) leased from an affiliated entity of the Investor Group through April 2006. Amounts included in operating expenses in connection with this arrangement were $68,429, $143,588 and $78,796 for the years ended December 31, 2006, 2005 and 2004, respectively. Orchard purchased $48,481 and $2,233 of leasehold improvements, which have been recorded as fixed assets, from this affiliate during the years ended December 31, 2005 and 2004, respectively. Also, Orchard purchased $15,565 of furniture during 2005 from this affiliated entity, which is recorded as property and equipment in the accompanying consolidated balance sheet at December 31, 2005. This affiliate and Orchard have common majority ownership.
     Beginning in April 2006, Orchard is utilizing space subleased by an affiliated entity, with no formal sublease agreement in place. Orchard pays the lessee directly for the space utilized. In 2006, Orchard incurred expenses of approximately $266,000 under this arrangement.
     Legal Costs —Orchard has engaged several outside legal firms to represent its general business interests. One such firm employs a family member of one of the senior executives employed by the Investor Group. Amounts included in operating expenses in connection with the services performed by this legal firm were $158,432, $26,094 and $110,396 for the years ended December 31, 2006, 2005, and 2004, respectively.

THE ORCHARD ENTERPRISES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
     Distribution Services With eMusic —eMusic provides digital music distribution services to Orchard under a Digital Music Wholesale Agreement, dated January 1, 2004, as amended on March 12, 2007. eMusic is a majority-owned subsidiary of Dimensional. The agreement grants eMusic worldwide rights, on a non-exclusive basis, to exploit Orchard’s master recordings digitally and via the Internet through December 31, 2009. Per the agreement, Orchard is entitled to better royalty terms if eMusic allows any other independent record label such better terms during the “Term” of the agreement (“Most Favored Nation” clause). Amounts included in revenues in connection with these services were $1,783,140, $981,864, and $73,313, for the years ended December 31, 2006, 2005, and 2004, respectively. Amounts included in accounts receivable in connection with these services were $483,037 and $340,483 at December 31, 2006 and 2005, respectively.
     Orchard has distribution agreements with certain labels whereby it is not permitted to charge distribution fees to the label or artist for sales by eMusic. For the years ended December 31, 2006, 2005, and 2004, Orchard received revenues of $715,384, $531,333, and $0, respectively, from eMusic relating to such agreements. These amounts were recorded in revenues and with an equal amount recorded in cost of revenues.
     Consulting Services With Dimensional Music Publishing, LLC —Orchard provided consulting services to Dimensional Music Publishing, LLC during 2005. Dimensional Music Publishing, LLC is owned 100% by the Investor Group. Revenue of $25,950 was recognized for consulting services during 2005 in the accompanying consolidated statements of operations. No such consulting services were provided in 2006 or 2004.
     Sale of fixed assets to Dimensional Music Publishing, LLC —Orchard sold fixed assets to Dimensional Music Publishing, LLC realizing a loss of $1,448 in 2006. The cost of the equipment was $5,650 and the related accumulated depreciation was $3,202.
     Revenue Sharing Agreement With CGH Ventures, Inc —During 2003 Orchard Management, Inc., a wholly-owned subsidiary of Orchard, entered into a into a revenue sharing agreement with CGH Ventures, Inc., an entity owned by two stockholders of Orchard. Pursuant to this agreement, Orchard is obligated to pay CGH Ventures, Inc. 80% of the net revenues earned by Orchard Management, Inc. Orchard Management, Inc. provides management services to a recording group. Orchard recorded $68,797, $35,830 and $11,759 during 2006, 2005, and 2004, respectively, as commission expense for CGH’s share of the net revenue earned under the management agreement. The commission expense was included in costs of revenues in the accompanying consolidated statement of operations.
14. COMMITMENTS AND CONTINGENCIES
     Lease Commitments —Orchard utilized and paid for certain office space (under a written sublease arrangement) leased from an affiliated entity of the Investor Group through April 2006. Commencing April 2006, Orchard is utilizing space subleased by an affiliated entity, with no formal sublease agreement in place. Rent expense was $487,558, $271,937 and $147,388 for the years ended December 31, 2006, 2005, and 2004, respectively.
     As such there were no future minimum lease payments under operating leases as of December 31, 2006.
     Litigation and Indemnification —Orchard is a party to litigation matters and claims from time to time in the ordinary course of its operations, including copyright infringement litigation, for which it is entitled to indemnification by content providers. While the results of such litigation and claims cannot be predicted with certainty, Orchard believes that the final outcome of such matters will not have a material adverse impact on its business, financial position, cash flows, or results of operations.
     Contract Dispute —In November 2006, Orchard settled an outstanding dispute with a supplier whereby Orchard paid $735,000 in full settlement of an obligation for which Orchard had recorded a liability of $1,137,585. As a result of the settlement, Orchard realized a gain of $402,585 that has been recorded as a reduction of costs of revenues.

THE ORCHARD ENTERPRISES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
15. SUBSEQUENT EVENTS
Debt Conversion, Debt Forgiveness and Recapitalization—In July 2007, through written consents of its shareholders and board of directors, Orchard ratified and confirmed the outstanding convertible debt of Orchard and authorized the conversion of the outstanding principal on such convertible debt owed to Dimensional of $10,700,000, simultaneous with the authorization for a recapitalization of Orchard (the “July 2007 Recapitalization”). The July 2007 Recapitalization included amending and restating Orchard’s Certificate of Incorporation and authorizing the issuance of (i) 10,700,000 shares of Series A Preferred Stock and (ii) 9,675,295 shares of Series B Preferred Stock and (iii) 2,377,778 shares of Common Stock (which was issued to the original common shareholders). In addition, Dimensional forgave all interest owed and outstanding, including the interest owed and outstanding at December 31, 2006 of $961,442 related to the debt converted in connection with the May 2006 Recapitalization (see Notes 8 and 9). In connection with the July 2007 Recapitalization, the shareholders amended and restated the Shareholder Agreement, which restated their respective rights and obligations. Pursuant to the July 2007 Recapitalization, Orchard amended and restated its certificate of incorporation to increase its number of authorized shares of capital stock as follows: (i) 30,000,000 shares of Series A Preferred Stock (ii) 30,000,000 shares of Series B Preferred Stock, and (iii) 80,000,000 shares of Common Stock.
In connection with the July 2007 Recapitalization, a senior executive of Orchard and a senior executive of an affiliated company were granted deferred stock awards of 745,240 and 279,465 shares of Series B Preferred Stock, which will be issued upon the occurrence of a liquidity event as defined in the deferred stock award. The award is fully vested and non-forfeitable.
Merger Agreement—On July 10, 2007, Orchard entered into an Agreement and Plan of Merger, which was amended and restated on September 13, 2007 and further amended and restated on October 5, 2007 (the “Merger Agreement”), with Digital Music Group, Inc. (“DMGI”) and DMGI New York, Inc. (“Merger Sub”). Under the terms of the Merger Agreement, Merger Sub will merge with and into Orchard, with Orchard continuing as the surviving corporation and as a wholly-owned subsidiary of DMGI.
Orchard’s board of directors unanimously approved the Merger Agreement and the transactions contemplated thereby. As a result of the merger, all shares of Orchard capital stock and all deferred stock awards shall be converted into the right to receive 9,064,941 shares of DMGI common stock and 448,833 shares of DMGI preferred stock (the “Merger Shares”).
The completion of the merger was subject to various customary conditions, including: (i) obtaining the requisite approval of both Orchard’s and DMGI’s shareholders; (ii) compliance with all applicable waiting periods imposed by the HSR Act and other government entities; (iii) obtaining reasonably satisfactory tax opinions; (iv) authorizing the issuance of the DMGI Series A Preferred Stock and the issuance of the shares of DMGI Common Stock; and (v) execute and deliver various ancillary agreements and other documents, including a registration rights agreement in favor of Orchard’s shareholders covering the Merger Shares (and those shares of DMGI Common Stock issuable upon conversion of the DMGI Series A Preferred Stock issued as part of the Merger Shares).
The Merger Agreement also included customary termination provisions for both Orchard and DMGI, and provides that, in connection with the termination of the Merger Agreement under specified circumstances relating to the receipt by Orchard of an affirmative proposal to the transaction with DMGI, Orchard may be required to pay DMGI a termination fee of $1.11 million plus DMGI’s reasonable costs and expenses incurred in connection with the transaction up to $500,000.
The merger was completed on November 13, 2007.
Additional Capital Contributions and Recapitalization—In September 2007, through written consents of its shareholders and board of directors, Orchard ratified and confirmed capital contributions made to Orchard by Dimensional in the amount of $850,000 between July 3, 2007 and September 28, 2007, simultaneous with the authorization of a recapitalization of Orchard (the “September 2007 Recapitalization”). The September 2007 Recapitalization included amending and restating Orchard’s certificate of incorporation and authorizing the issuance of (i)803,250 shares of Series B Preferred Stock, (ii) 850,000 shares of Series C Preferred Stock (defined below) and (iii) 4,455,090 shares of Common Stock (which was issued to the original common shareholders). Orchard expects to recognize a significant compensation charge for the nine months ended September 30, 2007 based on the fair value of the Common Stock issued to the original holders of Common Stock. Pursuant to the September 2007 Recapitalization, Orchard amended and restated its certificate of incorporation to (i) increase its number of authorized shares of preferred stock from 60,000,000 to 61,500,000 and (ii) authorize 1,500,000 shares of a new series of preferred stock, the Series C Preferred Stock (defined below).
In connection with the September 2007 Recapitalization, a senior executive of Orchard and a senior executive of an affiliated company were granted deferred stock awards of 34,000 and 12,750 shares of Series B Preferred Stock and 824,593 and 309,222 shares of Common Stock, respectively, which will be issued upon the occurrence of a liquidity event, as defined in their respective deferred stock awards. The awards are fully vested and non-forfeitable. Orchard expects to recognize a compensation charge for the nine months ended September 30, 2007 based on the fair value of the deferred stock awards.
Series C Convertible Preferred stock—Orchard’s Series C Convertible Preferred Stock (the “Series C Preferred Stock”) has the following rights and preferences: (a) along with the Series A Preferred Stock, it is Orchard’s most senior class or series of securities, (b) has a liquidation preference of one times the amount of the original issue price of $2.95 per share plus any unpaid dividends on a pari passu basis with the holders of Series A Preferred (and then participates with the Common Stock on an as converted basis), (c) earns a cumulative annual dividend equal to the prime rate as announced by CitiBank N.A. plus 1.0% (calculated on a monthly basis), and (d) is convertible into shares of Common Stock with a conversion ratio of one share of Common Stock for each share of Series C Preferred Stock (subject to adjustment in accordance with the anti-dilution provision in the terms of the Series C Preferred Stock). Dividends are payable when and if declared by Orchard’s board of directors. The shares of Series C Preferred Stock are automatically converted into shares of Common Stock upon the affirmative election of the holders of at least 66⅔ of the outstanding shares of Series C Preferred Stock, or immediately upon the closing of a public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of the Common Stock of Orchard in which the per share price is at least $4.00 per share and the net proceeds to Orchard are at least $20,000,000. The shares of the Series C Preferred Stock may, at the option of the holder thereof, be converted at any time into shares of Common Stock. The liquidation preference is triggered upon (i) a sale, lease or other disposition of substantially all of Orchard’s assets, (ii) transfer of 50% of Orchard’s voting power, (iii) consolidation or merger of Orchard resulting in less than 50% ownership by the shareholders. Series C Preferred Stock votes on an as converted basis with the shares of the Common Stock of Orchard. However, certain actions of Orchard require the approval by a majority of the outstanding Series A Preferred Stock and Series C Preferred Stock, voting together as a single class, such as amendments to the articles of incorporation, acquisitions, involuntary liquidation of Orchard and the payment of dividends.

THE ORCHARD ENTERPRISES INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	September 30, 2007	December 31, 2006
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$3,034,515	$1,675,889
Accounts receivable, net (including amounts from related parties of $772,741 in 2007 and $483,037 in 2006)	4,787,281	3,126,987
Royalty advances	1,197,182	585,575
Prepaid expenses and other current assets	217,694	174,360

Total current assets	9,236,672	5,562,811

Property and equipment, net	860,443	651,405
Royalty advances, less current portion	421,636	183,287
Digital distribution agreements, net	131,305	134,826
Other assets	1,306,661	9,449

TOTAL ASSETS	$11,956,717	$6,541,778

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIENCY)
CURRENT LIABILITIES:
Accounts payable	$537,752	$249,507
Accrued royalties	8,191,254	5,688,066
Accrued expenses	1,863,536	1,060,792
Due to affiliated entities	—	46,286
Deferred revenue	371,241	146,494
Accrued interest payable to related party	1,972	1,227,937
Convertible debt payable to related party	—	6,600,000

Total current liabilities	10,965,755	15,019,082

COMMITMENTS AND CONTINGENCIES (see Note 10)

STOCKHOLDERS’ EQUITY (DEFICIENCY):
Series A convertible preferred stock, $.001 par value—30,000,000 and 20,000,000 shares authorized as of September 30, 2007 and December 31, 2006, respectively; 18,631,000 and 7,931,000 shares issued and outstanding as of September 30, 2007 and December 31, 2006, respectively; liquidation preference of $19,785,526	18,631	7,931
Series B convertible preferred stock, $.001 par value—30,000,000 and 20,000,000 shares authorized as of September 30, 2007 and December 31, 2006, respectively; 18,409,545 and 7,931,000 shares issued and outstanding as of September 30, 2007 and December 31, 2006, respectively; liquidation preference of $18,409,545	18,410	7,931
Series C convertible preferred stock, $.001 par value—1,500,000 shares authorized as of September 30, 2007; 850,000 shares issued and outstanding as of September 30, 2007; liquidation preference of $2,507,908	850	—
Common stock, $.001 par value— 80,000,000 and 40,000,000 shares authorized as of September 30, 2007 and December 31, 2006, respectively; 4,455,088 and 1,762,444 shares issued and outstanding as of September 30, 2007 and December 31, 2006, respectively.	4,455	1,763
Stock subscription receivable	—	(1,478)
Additional paid-in capital	22,613,965	7,998,593
Accumulated deficit	(21,661,432)	(16,490,894)
Accumulated other comprehensive loss	(3,917)	(1,150)

Total stockholders’ equity (deficiency)	990,962	(8,477,304)

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIENCY)	$11,956,717	$6,541,778

See notes to condensed consolidated financial statements.

THE ORCHARD ENTERPRISES INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Nine Months Ended September 30,
	2007	2006

REVENUES (including amounts from related parties of $2,089,264 in 2007 and $1,300,188 in 2006)	$18,692,312	$9,978,587

COSTS OF REVENUES (including amounts from related parties of $32,458 in 2007 and $42,600 in 2006)	13,515,662	7,474,974

GROSS PROFIT	5,176,650	2,503,613

OPERATING EXPENSES:
Product development (including amounts from related parties of $5,221 in 2007 and $3,964 in 2006)	252,309	109,264

Sales and marketing (including amounts from related parties of $62,653 in 2007 and $91,168 in 2006)	3,563,553	2,491,730

General and administrative (including amounts from related parties of $111,906 in 2007 and $681,183 in 2006)	6,114,346	4,226,564

Total operating expenses	9,930,208	6,827,558

LOSS FROM OPERATIONS	(4,753,558)	(4,323,945)

OTHER (INCOME) EXPENSE
Other income	—	(130,000)
Interest income	—	(2,743)
Interest expense to related party	416,980	398,365

Total other (income) expense	416,980	265,622

NET LOSS	$(5,170,538)	$(4,589,567)

See notes to condensed consolidated financial statements.

THE ORCHARD ENTERPRISES INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Months Ended
	September 30,
	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(5,170,538)	$(4,589,567)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	200,169	104,154
Bad debt expense	180,000	24,298
Gain on note payable and related accrued interest	—	(130,000)
Gain on sale of property and equipment	—	41,461
Share-based compensation	1,447,148	83,740
Changes in operating assets and liabilities:
Accounts receivable	(1,840,294)	(540,413)
Royalty advances	(849,956)	(537,004)
Prepaid expenses and other current assets	(43,334)	(90,379)
Other assets	(1,297,212)	—
Accounts payable	288,245	596,825
Accrued royalties	2,503,188	950,209
Accrued expenses	802,744	451,871
Due to affiliated entities	(46,286)	69,477
Deferred revenue	224,747	25,542
Accrued interest payable to a related party	416,980	398,365

Net cash used in operating activities	(3,184,399)	(3,141,421)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(405,686)	(633,127)
Proceeds from the sale of property and equipment	—	52,845

Net cash used in investing activities	(405,686)	(580,282)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of convertible debt to related party	4,950,000	4,050,000

Net cash provided by financing activities	4,950,000	4,050,000

Effect of exchange rate changes on cash and cash equivalents	(1,289)	(5,154)

Increase in cash and cash equivalents	1,358,626	323,143
Cash and cash equivalents, beginning of period	1,675,889	21,866

Cash and cash equivalents, end of period	$3,034,515	$345,009

SUPPLEMENTAL DISCLOSURE OF NON-CASH FINANCING ACTIVITIES:
Issuance of preferred stock upon conversion of convertible debt payable to related party	$11,550,000	$7,931,000

Additional contribution of capital by related party upon forgiveness of accrued interest payable	$1,642,945	$—

See notes to condensed consolidated financial statements.

THE ORCHARD ENTERPRISES INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
1. ORGANIZATION AND BUSINESS
     The Orchard Enterprises Inc. (“Orchard”) was incorporated in New York in September 2000 and was one of the first distributors of digital music content. Orchard is a global music marketing and distribution company, offering a suite of innovative services to assist music content owners create and sell product digitally across a worldwide network of digital entertainment services.
     On April 28, 2003, Dimensional Associates, LLC (“Dimensional”), an entity formed by a group of private investors (the “Investor Group”), invested in and acquired operating control of Orchard through the purchase of a convertible debt instrument followed by subsequent periodic fundings under the same terms and conditions as the original convertible debt instrument (see Note 6). Through September 30, 2007, Dimensional provided Orchard with $19,481,100 in total funding. In May 2006, convertible debt of $7,931,000 was cancelled and exchanged for 7,931,000 shares of Orchard’s Series A Convertible Preferred Stock (“ Series A Preferred Stock”) and 7,931,000 shares of Orchard’s Series B Convertible Preferred Stock (“ Series B Preferred Stock”) (see Notes 5, 6 and 7). In July 2007, an additional $10,700,000 of convertible debt was cancelled and exchanged for 10,700,000 shares of Orchard’s Series A Preferred Stock and 9,675,295 shares of Orchard’s Series B Preferred Stock (see Notes 5, 6 and 7). In connection with this transaction, Dimensional also agreed to forgive $1,642,945 in accrued interest which was contributed to capital. In September 2007, the remaining $850,000 of funding was cancelled and exchanged for 850,000 shares of Orchard’s Series C Convertible Preferred Stock (“Series C Preferred Stock”) and 803,250 shares of Orchard’s Series B Preferred Stock (see Notes 5, 6 and 7).
     In November 2007, Orchard and Dimensional agreed to amend the September 2007 Recapitalization to treat $600,000 of the $850,000 Series C Preferred Stock as a non-convertible loan, which was repaid in November 2007. The amendment did not result in any adjustment to the number of outstanding shares of Orchard’s Series C Preferred Stock or Series B Preferred Stock (see Note 11).
2. BASIS OF PRESENTATION
     The accompanying condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in The United States of America (“US GAAP”) for interim financial information and Article 10 of Regulation S-X. Accordingly, they do not include all the information and notes required for a complete set of financial statements. These financial statements should be read in conjunction with Orchard’s consolidated financial statements for the year ended December 31, 2006.
     In the opinion of management, the financial statements as of September 30, 2007 and for the nine months ended September 30, 2007 and 2006 include all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of the consolidated financial position, results of operations and cash flows of Orchard for the periods presented. The results of operations for the nine months ended September 30, 2007 and 2006 are not necessarily indicative of the results to be expected for the full year.
     The condensed consolidated financial statements have been prepared assuming Orchard will continue as a going concern. Orchard has incurred losses and negative cash flows from operations since its inception. Orchard incurred a net loss of $5,170,538 for the nine months ended September 30, 2007, and it has a working capital deficiency of $1,729,083 and accumulated deficit of $21,661,432 at September 30, 2007. Orchard’s ability to continue operating as a going concern is substantially dependent on its ability to generate operating cash flows through the execution of its business plan or to secure funding sufficient to provide for the working capital needs of its business. Until and unless Orchard’s operations generate significant revenues and cash flows, Orchard will continue to attempt to fund operations from cash on hand, through the issuance of debt and equity securities.
3. SIGNIFICANT ACCOUNTING POLICIES
     Consolidation and Basis of Presentation —The condensed consolidated financial statements include the accounts of Orchard and its wholly owned subsidiaries, Orchard Management, Inc., Orchard Enterprises, Limited, Orchard EU, Limited and eMusic Live Inc. The consolidated financial statements include 100% of the assets, liabilities, revenues, expenses, and cash flows of Orchard and all entities in which Orchard has a controlling voting interest that are required to be consolidated in accordance with US GAAP. All significant inter-company balances and transactions have been eliminated in consolidation.

      Use of Estimates —The preparation of condensed consolidated financial statements and related disclosures in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and revenues and expenses during the period reported. Actual results could differ from those estimates. The most significant estimates included in these financial statements relate to assessing the collectability of accounts receivable, recoverability of royalty advances, value of securities underlying share-based payments, realization of deferred tax assets, tax contingencies, valuation allowances, and useful lives and potential impairment of Orchard’s property and equipment. Estimates and assumptions are reviewed periodically and the effects of revisions are reflected in the period that they are determined to be necessary.
     Cash and Cash Equivalents —Cash and cash equivalents include all short-term highly liquid investments that are readily convertible to known amounts of cash and have maturities of three months or less when purchased.
     Allowance for Doubtful Accounts —Orchard establishes allowances for doubtful accounts based on credit profiles of its retailers, current economic and industry trends, contractual terms and conditions and historic payment experience, as well as for known or expected events. Accordingly, at September 30, 2007 and December 31, 2006, Orchard had approximately $250,000 and $70,000, respectively, recorded as an allowance for doubtful accounts.
      Fair Value of Financial Instruments —The carrying values of Orchard’s current assets and current liabilities approximates their fair values due to the short-term nature of these items.
     Foreign Currency Translation —Orchard has foreign operations where the functional currency has been determined to be the local currency. The functional currency of Orchard’s subsidiary in the United Kingdom has been determined to be the British Pound. For operations where the local currency is the functional currency, assets and liabilities are translated using end-of-period exchange rates; revenues, expenses and cash flows are translated using average rates of exchange. For these operations, currency translation adjustments are accumulated in a separate component of stockholders’ equity (deficiency). Transaction gains and losses are recognized in the determination of net loss.
      Concentrations of Credit Risk —Orchard’s customers are primarily commercial organizations headquartered in the United States. Accounts receivable are generally unsecured. The revenues from two of its customers, Apple Inc. (“iTunes”) and eMusic.com Inc. (“eMusic”), account for a significant portion of Orchard’s total revenues. Revenues from iTunes were approximately 54% and 52% of total revenues and revenues from eMusic were approximately 11% and 13% of total revenues for the nine months ended September 30, 2007 and 2006, respectively. Accounts receivable from iTunes were 25% and 35% of total accounts receivable and accounts receivable from eMusic were 15% of total accounts receivable at September 30, 2007 and December 31, 2006.
     Due from Digital Service Providers —At September 30, 2007 and December 31, 2006, accounts receivable includes $400,000 and $144,046, respectively, related to reimbursement to Orchard by its customers for digital encoding of Orchard’s music content so that it can be utilized on the customer retail website.
     Royalty Advances and Digital Distribution Agreements —Orchard has paid advanced royalties and the cost of acquiring digital distribution agreements to certain content owners. Orchard accounts for advanced royalty payments and digital distribution agreements costs pursuant to the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 50, Financial Reporting in the Record and Music Industry (“SFAS 50”). Pursuant to SFAS 50, certain advanced royalty payments that are believed to be recoverable from future royalties to be earned by the artist or songwriter are capitalized as assets. Royalty advances will be recouped from Orchard’s future royalty obligations resulting from the fees it receives from digital entertainment services. Digital distribution agreements acquired by Orchard are amortized using the straight-line method over the term of the related agreement. Orchard classifies royalty advances as short-term or long-term based on the expectations of when these advances will be recovered. The decision to capitalize an advance to an artist or songwriter as an asset requires significant judgment as to the recoverability of these advances. The recoverability of these assets is assessed upon initial commitment of the advance, based upon Orchard’s forecast of anticipated revenues from the sale of future and existing music and publishing-related products. In determining whether these amounts are recoverable, Orchard evaluates the current and past popularity of the artist or songwriter, the initial or expected commercial acceptability of the product, the current and past popularity of the genre of music that the product is designed to appeal to, and other relevant factors. Based upon this information, the portion of such advances that is believed not to be recoverable is expensed. All royalty advances and digital distribution agreements are assessed for recoverability periodically, at minimum, on a quarterly basis.

     Property and Equipment —Property and equipment, consisting primarily of office equipment, computer equipment, and furniture and fixtures, are stated at cost less accumulated depreciation. Depreciation is determined using the straight-line method over the estimated useful lives of the assets, generally five to seven years. Leasehold improvements are stated at cost less accumulated amortization and are amortized using the straight-line method over the lesser of the term of the lease or the estimated useful lives of the assets.
     Major renewals and improvements are capitalized and minor replacements, maintenance and repairs are charged to current operations as incurred. Upon retirement or disposal, the cost and related accumulated depreciation of assets are removed from the consolidated balance sheets and any gain or loss is reflected in the consolidated statements of operations.
     Internal-Use Software Development Costs —In accordance with AICPA Statement of Position No. 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use, Orchard capitalizes certain external and internal computer software costs incurred during the application development stage. The application development stage generally includes software design and configuration, coding, testing and installation activities. Training and maintenance costs are expensed as incurred, while upgrades and enhancements are capitalized if it is probable that such expenditures will result in additional functionality. Capitalized software costs are depreciated over the estimated useful life of the underlying project on a straight-line basis, generally not exceeding five years. During the nine months ended September 30, 2007 and 2006, Orchard capitalized $205,404 and $0, respectively, of internal-use software development costs.
     Impairment of Long-Lived Assets —Orchard reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of the asset may not be recoverable. In connection with this review, Orchard also reevaluates the periods of depreciation and amortization for these assets. Orchard assesses recoverability by determining whether the net book value of the related asset will be recovered through the projected undiscounted future cash flows of the asset. If Orchard determines that the carrying value of the asset may not be recoverable, it measures any impairment based on the projected future discounted cash flows as compared to the asset’s carrying value. As of September 30, 2007, Orchard has not recorded any impairment charges on its long-lived assets.
     Revenue Recognition —Orchard follows the provisions of Staff Accounting Bulletin No. 104, Revenue Recognition in Financial Statements, Emerging Issues Task Force (“EITF”) 00-21, Revenue Arrangements with Multiple Deliverables , and EITF 99-19, Reporting Revenue Gross as a Principal versus Net as an Agent. In general, Orchard recognizes revenue when there is persuasive evidence of an arrangement, the fee is fixed or determinable, the product or services have been delivered and collectibility of the resulting receivable is reasonably assured.
     The Orchard’s distribution revenue from the sale of recorded music products through digital distribution channels is recognized when the products are sold by the digital service providers who provide Orchard with periodic notification of the sales.
     For arrangements with multiple obligations (e.g., deliverable and undelivered music content, music publishing information and other services), Orchard allocates revenues to each component of the contract based on objective evidence of its fair value. Orchard recognizes revenues allocated to undelivered products when the criteria for product revenues set forth above are met. If objective and reliable evidence of the fair value of the undelivered obligations is not available, the arrangement consideration allocable to a delivered item is combined with the amount allocable to the undelivered item(s) within the arrangement. Revenues are recognized as the remaining obligations are fulfilled. Revenues from multiple element arrangements were not significant for the nine months ended September 30, 2007 or 2006.
     In accordance with industry practice and as is customary in many territories, certain physical products (such as CDs and cassettes) are sold to customers with the right to return unsold items. Net distribution revenues to Orchard from such physical sales are recognized when reported by the retail distributor for the products that are shipped based on gross sales typically less a provision for future estimated returns determined by distributors based on past historical trends. For the nine months ended September 30, 2007 and 2006, revenues from physical sales were approximately 1% and 5% of total revenues, respectively.
     Reimbursements received by Orchard from its customers for encoding Orchard’s music content in the appropriate digital format for use by the customer are recognized under the proportional performance method as revenue in the period that the encoded content is delivered to the customer. Cash received in advance of providing the service is recorded as deferred revenue.

     Shipping and handling charges billed to customers are included in revenues and the costs associated with shipping physical products are recorded as cost of revenues. The physical products are the property of the recording labels and artists. Revenues and shipping and handling charges were not significant during the nine months ended September 30, 2007 and 2006.
     Costs of Revenues —Costs of revenues include the royalties owed to the artists and labels, costs of encoding digital music, shipping charges, and digital delivery costs. Royalties earned by labels, artists, songwriters, co-publishers, and other copyright holders, are recognized as an expense in the period in which the sale of the digital or physical music takes place and is included in costs of revenues in the accompanying condensed consolidated statements of operations. Orchard typically enters into a contractual arrangement with the label or artist under which Orchard is obligated to pay royalties to the label or artist based on an agreed upon percentage of the total distribution revenues. Orchard is normally obligated to pay the royalties 45 days after the end of the quarter in which it receives the distribution revenues from the service provider.
     Product Development Costs —Costs incurred in connection with product development and testing are expensed as incurred. Product development costs for the nine months ended September 30, 2007 and 2006 were $252,309 and $109,264, respectively.
     Income Taxes —Orchard uses the asset and liability method to determine its income tax expense. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established when realization of deferred tax assets is not considered more likely than not.
     Effective January 1, 2007, the Orchard adopted the provisions of the Financial Accounting Standards Board (“FASB”) Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”) an interpretation of SFAS No. 109, Accounting for Income Taxes . FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS 109 and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. As of January 1, 2007, Orchard had no significant uncertain tax positions. During the nine months ended September 30, 2007, Orchard recognized no adjustments for uncertain tax positions. Orchard is subject to U.S. federal and state examinations by tax authorities for all years since its inception. Orchard does not expect any significant changes to its uncertain tax positions during the next twelve months.
     Orchard recognizes interest and penalties related to uncertain tax positions in income tax expense. There are no interest and penalties related to uncertain tax positions during the nine months ended at September 30, 2007.
     Orchard maintains a full valuation allowance on its deferred tax assets. Accordingly, Orchard has not recorded a benefit for income taxes.
     Comprehensive Income —SFAS No. 130, Reporting Comprehensive Income , requires the disclosure of comprehensive income (loss) to reflect changes in equity that result from transactions and economic events from non-owner sources. Orchard’s comprehensive loss for the nine months ended September 30, 2007 and 2006 consisted of net loss and foreign currency translation adjustments.
     The components of comprehensive loss are as follows:

	Nine Months Ended
	September 30,
	2007	2006
Net loss	$(5,170,538)	$(4,589,567)
Foreign currency translation adjustment	(2,767)	(5,154)

Comprehensive loss	$(5,173,305)	$(4,594,721)

     Share-Based Payments — Effective January 1, 2006, Orchard adopted SFAS No. 123 (revised 2004), Share-Based Payment, which requires entities to recognize compensation expense equivalent to the estimated fair value of share-based awards and issuances, such as restricted stock, stock options and warrants granted to employees and non-employees. Equity instruments issued to employees are measured at estimated fair value at the issuance date and expensed in the periods over which the benefit is expected to be received, which is generally the vesting period. Equity instruments issued to non-employees in exchange for goods or services that are fully vested and non-forfeitable are measured at estimated fair value at the issuance date and expensed in the period in which the goods or services are received.
     Recent Accounting Pronouncements —In September 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 157, Fair Value Measurements (“SFAS 157”), which defines fair value, establishes a framework for measuring fair value, and expands required disclosures about fair value measurements. The provisions of SFAS 157 are effective for fiscal years beginning after November 15, 2007. Orchard is currently evaluating the impact of adopting SFAS 157 on its financial statements.
     In February 2007, FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (“SFAS 159”). SFAS 159 permits entities to choose to measure many financial assets and financial liabilities at fair value. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings. SFAS 159 is effective for fiscal years beginning after November 15, 2007. Orchard does not currently plan to adopt this pronouncement.
     In December 2007, the FASB issued Statement of Financial Accounting Standards No. 141 (revised 2007), Business Combinations (“SFAS 141(R)”), which requires an acquirer to recognize the assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree at the acquisition date, measured at their fair values as of that date, with limited exceptions specified in the statement. The provisions of SFAS 141(R) applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. An entity may not apply it before that date. Orchard is currently evaluating the impact of adopting SFAS 141(R) on its financial statements
4. NOTE PAYABLE
     Orchard had a promissory note payable to a third party that Orchard was legally obligated to fulfill. The note matured in 2000 and Orchard has disputed whether certain conditions were ever met by the lender. Management is not aware of any collection efforts by the lender and the lender ceased operations in 2001. In February 2006, the statute of limitations for the enforcement of the debt by the lender expired and Orchard has recognized the outstanding principal and interest of $130,000 related to this promissory note in other income for the nine months ended September 30, 2006.
5. PLAN OF RECAPITALIZATION
     In May 2006, through written consents of its stockholders and board of directors, Orchard amended and restated its Certificate of Incorporation and authorized (i) 20,000,000 shares of Series A Preferred Stock with a par value of $.001, (ii) 20,000,000 shares of Series B Preferred Stock with a par value of $.001 per share, and (iii) an increase in the number of authorized shares of Common Stock from 5,000,000 to 40,000,000 shares with a par value of $.001 per share (the “May 2006 Recapitalization”). In connection with the May 2006 Recapitalization, the stockholders and board of directors also authorized the issuance of (i) 7,931,000 shares of Series A Preferred Stock and (ii) 7,931,000 shares of Series B Preferred Stock in exchange for the conversion and cancellation of convertible debt to a related party with a principal balance of $7,931,000 (see Note 7). Additionally, Orchard authorized the issuance of 284,832 shares of Common Stock to existing common stockholders, of which substantially all were employees of Orchard at the date of issuance. The number of shares of Common Stock issued to a non-employee stockholder were not significant. Orchard recognized $83,470 of compensation expense related to the issuance of these shares of Common Stock based on the estimated fair value of the Common Stock. The estimated fair value was determined by an independent valuation specialist.
     In July 2007, through written consents of its stockholders and board of directors, Orchard amended and restated its Certificate of Incorporation and authorized an increase in the number of authorized shares of (i) Common Stock from 40,000,000 to 80,000,000, (ii) Series A Preferred Stock from 20,000,000 to 30,000,000, and (iii) Series B Preferred Stock from 20,000,000 to 30,000,000 (the “July 2007 Recapitalization”). In connection with the July 2007 Recapitalization, the stockholders and board of directors also authorized the issuance of (i) 10,700,000 shares of Series A Preferred Stock and (ii) 9,675,295 shares of Series B Preferred Stock in exchange for the conversion and cancellation of convertible debt to a related party with a principal balance of $10,700,000. In connection with the July 2007 Recapitalization, Dimensional forgave $1,642,945 in accrued interest on the convertible debt which was contributed to capital. Additionally, Orchard authorized the issuance of 2,377,778 shares of Common Stock to existing common stockholders of which substantially all were employees of Orchard at the date of issuance. Orchard recognized $879,778 of compensation expense related to the issuance of these shares of Common Stock based on the estimated fair value of the Common Stock. The estimated fair value was determined by Orchard based on a valuation performed by an independent valuation specialist.
     In September 2007, through written consents of its stockholders and board of directors, Orchard amended and restated its Certificate of Incorporation and authorized 1,500,000 shares of Series C Preferred Stock (the “September 2007 Recapitalization”). In connection with the September 2007 Recapitalization, the stockholders and board of directors also authorized the issuance of (i) 850,000 shares of Series C Preferred Stock and 803,250 shares of Series B Preferred Stock in exchange for the conversion and cancellation of convertible debt to a related party with a principal balance of $850,000. Additionally, Orchard authorized the issuance of 314,866 shares of Common Stock to existing common stockholders of which substantially all were employees of Orchard at the date of issuance. Orchard recognized $116,500 of compensation expense related to the issuance of shares of Common Stock based on the estimated fair value of the Common Stock. The estimated fair value was determined by Orchard based on a valuation performed by an independent valuation specialist.
6. CONVERTIBLE DEBT
     In April, 2003, Orchard entered into a loan agreement with Dimensional (the “Loan Agreement”) pursuant to which Dimensional agreed to loan Orchard $700,000. This initial loan was evidenced by a promissory note in the amount of $700,000 that, by its terms, was convertible into that number of shares of Orchard’s Series A Preferred Stock determined by dividing the principal balance by a conversion price of $1.00 per share of Series A Preferred Stock (i) at any time, at Dimensional’s sole option or (ii) automatically, upon the closing of a sale of 3,000,000 shares of Orchard’s Series A Preferred Stock pursuant to a stock purchase agreement between Orchard and Dimensional. The promissory note accrued interest at the prime rate as announced by Citibank N.A. plus 1.0%, was payable on demand and was secured by substantially all of Orchard’s assets under a security agreement. The accrued interest was also due and payable on demand by Dimensional. In connection with the execution of the Loan Agreement in April 2003, the stockholders of Orchard entered into a stockholder agreement (the “Shareholder Agreement”), which provides that the Board of Directors shall consist of five members, three of which will be designated by Dimensional so long as there are any loans outstanding under the Loan Agreement. Additionally, the Shareholder Agreement restricts Orchard’s ability to declare dividends, sell assets, incur indebtedness and issue shares of any class or series of capital stock without Dimensional’s written consent. During the remainder of 2003 through December 31, 2005, Dimensional periodically loaned to Orchard an additional $7,231,000 under the Loan Agreement on substantially the same terms and conditions as the initial $700,000 loan. These additional loans were not evidenced by any additional promissory notes.
     During 2006, Dimensional periodically loaned Orchard an additional $6,600,000 under the Loan Agreement on substantially the same terms and conditions as the initial $700,000 loan. These additional loans were not evidenced by any additional promissory notes. Pursuant to the May 2006 Recapitalization (see Note 5), Dimensional agreed to convert $7,931,000 in outstanding convertible debt into 7,931,000 shares of Series A Preferred Stock and 7,931,000 shares of Series B Preferred Stock. As of December 31, 2006, the outstanding principal balance of the convertible debt and accrued interest payable was $6,600,000 and $1,227,937, respectively.
     During 2007, Dimensional periodically loaned Orchard an additional $4,350,000 under the Loan Agreement on substantially the same terms and conditions as the initial $700,000 loan. These additional loans were not evidenced by any additional promissory notes. Pursuant to the July 2007 Recapitalization (see Note 5), Dimensional agreed to convert $10,700,000 in outstanding convertible debt into 10,700,000 shares of Series A Preferred Stock and 9,675,295 shares of Series B Preferred Stock. In connection with the July 2007 Recapitalization, Dimensional also agreed to forgive $1,642,945 in accrued interest which was contributed to capital. Pursuant to the September 2007 Recapitalization (see Note 5), Dimensional agreed to convert the $850,000 in outstanding convertible debt into 803,250 shares of Series B Preferred Stock and 850,000 shares of Series C Preferred Stock. As of September 30, 2007, there was no outstanding convertible debt.

7. STOCKHOLDERS’ EQUITY (DEFICIENCY)
     Common Stock and Preferred Stock — At September 30, 2007, Orchard had authorized the issuance of the following securities:
     Series A Convertible Preferred Stock — Orchard’s Series A Preferred Stock (a) along with the Series C Preferred Stock, is its most senior class or series of securities, (b) has a liquidation preference of one times the amount of the original issue price of $1.00 per share plus any unpaid dividends on a pari passu basis with the holders of Series C Preferred Stock (and then participates with the Common Stock on an as converted basis), (c) earns a cumulative annual dividend equal to the prime rate as announced by CitiBank N.A. plus 1.0% (calculated on a monthly basis), and (d) is convertible into shares of Common Stock with a conversion ratio of one share of Common Stock for each share of Series A Preferred Stock (subject to adjustment in accordance with the anti-dilution provision in the terms of the Series A Preferred Stock.) Dividends are payable when as, and if declared by the board of directors. The shares of Series A Preferred Stock are automatically converted into shares of Common Stock upon the affirmative election of the holders of at least sixty-six and two-thirds of the outstanding shares of Series A Preferred Stock, or immediately upon the closing of a public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of the Common Stock of Orchard in which the per share price is at least $4.00 per share and the net proceeds to Orchard are at least $20,000,000. The shares of the Series A Preferred Stock may, at the option of the holder thereof, be converted at any time into shares of Common Stock. The liquidation preference is triggered upon (i) a sale, lease or other disposition of substantially all of Orchard’s assets, (ii) transfer of 50% of Orchard’s voting power, (iii) consolidation or merger of Orchard resulting in less than 50% ownership by the stockholders. Series A Preferred Stock votes on an as converted basis with the shares of the Common Stock of Orchard. However, certain actions of Orchard require the approval by a majority of the outstanding Series A Preferred Stock and Series C Preferred Stock, voting together as a single class, such as amendments to the articles of incorporation, acquisitions, involuntary liquidation of Orchard and the payment of dividends.
     At September 30, 2007 and December 31, 2006, there were 18,631,000 and 7,931,000 shares, respectively, of Series A Preferred Stock issued and outstanding.
     As of September 30, 2007, the holders of Series A Preferred Stock were entitled to a cumulative dividend of $1,154,526.
     Series B Convertible Preferred Stock — Orchard’s Series B Preferred Stock (a) is Junior to the Series A Preferred Stock and Series C Preferred Stock and (b) has a liquidation preference of one times the amount of the original issue price of $1.00 per share plus any unpaid dividends (and then participates with the Common Stock on an as converted basis), and (c) is convertible into shares of Common Stock with a conversion ratio of one share of Common Stock for each share of Series B Preferred Stock. The shares of Series B Preferred Stock are automatically converted into shares of Common Stock upon the affirmative election of the holders of at least sixty-six and two-thirds of the outstanding shares of Series B Preferred Stock, or immediately upon the closing of a public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of the Common Stock of Orchard in which the per share price is at least $4.00 per share and the net proceeds to Orchard are at least $20,000,000. The shares of Series B Preferred Stock may, at the option of the holder thereof, be converted at any time into shares of Common Stock. The liquidation preference is triggered upon (i) a sale, lease or other disposition of substantially all of Orchard’s assets, (ii) transfer of 50% of Orchard’s voting power, or (iii) consolidation or merger of Orchard resulting in less than 50% ownership by the stockholders. Series B Preferred Stock votes on an as converted basis with the shares of the Common Stock of Orchard.
     At September 30, 2007 and December 31, 2006, there were 18,409,545 and 7,931,000 shares, respectively, of Series B Preferred Stock issued and outstanding.
     At September 30, 2007, Orchard has 1,024,705 shares of Series B Preferred Stock reserved for issuance for outstanding deferred preferred stock awards.
     Series C Convertible Preferred Stock— Orchard’s Series C Preferred Stock (a) along with the Series A Preferred Stock, is Orchard’s most senior class or series of securities, (b) has a liquidation preference of one times the amount of the original issue price of

$2.95 per share plus any unpaid dividends on a pari passu basis with the holders of Series A Preferred Stock (and then participates with the Common Stock on an as converted basis), (c) earns a cumulative annual dividend equal to the prime rate as announced by Citibank N.A. plus 1.0% (calculated on a monthly basis), and (d) is convertible into shares of Common Stock with a conversion ratio of one share of Common Stock for each share of Series C Preferred Stock (subject to adjustment in accordance with the anti-dilution provision in the terms of the Series C Preferred Stock). Dividends are payable when as, and if declared by the board of directors. The shares of Series C Preferred Stock are automatically converted into shares of Common Stock upon the affirmative election of the holders of at least sixty-six and two-thirds of the outstanding shares of Series C Preferred Stock, or immediately upon the closing of a public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of the Common Stock of Orchard in which the per share price is at least $4.00 per share and the net proceeds to Orchard are at least $20,000,000. The shares of the Series C Preferred Stock may, at the option of the holder thereof, be converted at any time into shares of Common Stock. The liquidation preference is triggered upon (i) a sale, lease or other disposition of substantially all of Orchard’s assets, (ii) transfer of 50% of Orchard’s voting power, (iii) consolidation or merger of Orchard resulting in less than 50% ownership by the stockholders. Series C Preferred Stock votes on an as converted basis with the shares of the Common Stock of Orchard. However, certain actions of Orchard require the approval by a majority of the outstanding Series A Preferred Stock and Series C Preferred Stock, voting together as a single class, such as amendments to the articles of incorporation, acquisitions, involuntary liquidation of Orchard and the payment of dividends.
     At September 30, 2007, there were 850,000 of Series C Convertible Preferred Stock issued and outstanding.
     As of September 30, 2007, the holders of Series C Preferred Stock were entitled to a cumulative dividend of $408.
     Common Stock — Orchard’s Common Stock (a) is its most junior class of stock, (b) has no liquidation preference, (c) has no set dividend rights and (d) is not convertible.
     At September 30, 2007 and December 31, 2006, there were 4,455,088 and 1,762,444, respectively, shares of Common Stock issued and outstanding.
     At September 30, 2007, Orchard has 38,915,250 shares of Common Stock reserved for issuance for common stock for the conversion of outstanding Series A, Series B, and Series C Preferred Stock and deferred preferred stock awards.
Deferred Stock Awards — During July 2007, Orchard granted deferred preferred stock awards to an employee and an executive of an affiliated entity which provide such individuals with the right to receive an aggregate of 1,024,705 shares of Series B Preferred Stock upon the occurrence of a transfer event, as defined. The deferred stock awards are fully vested, non-forfeitable, and are not considered issued and outstanding as of September 30, 2007. Orchard recognized compensation expense of $450,870 related to the deferred stock awards based upon the estimated fair value of the Common Stock. The estimated fair value was determined by Orchard based on a valuation performed by an independent valuation specialist.
8. GEOGRAPHIC INFORMATION
     Orchard operates in one reportable segment, digital music content distribution. Property and equipment and employees outside of the United States of America are not significant. Revenues by geographic region, based on the country in which the customer is located for the nine months ended September 30, 2007 and 2006, are as follow:

	Nine Months Ended September 30,
	2007	2006
U.S. sourced revenue	$13,953,957	$7,880,111
Non-U.S. sourced revenue	4,738,355	2,098,476

Total revenue	$18,692,312	$9,978,587

9. RELATED-PARTY TRANSACTIONS
From time to time Orchard has amounts due to and from companies that have common ownership or are controlled by the Investor Group. These amounts are billed and paid on a regular basis. Net payables to affiliates totaled $46,286 at December 31, 2006.
     Management Agreement —During 2004, Orchard entered into a management services agreement with Dimensional, an entity incorporated and owned by the Investor Group, for ongoing consulting and management advisory services performed by certain key executives employed by Dimensional. Pursuant to this agreement, Orchard paid a monthly management fee based on a predetermined allocation percentage derived from the time spent by such executives on Orchard’s business. As of January 1, 2007 employees devoting substantially all of their time on Orchard business were hired by Orchard and the management fee was suspended. Orchard recognized $459,000 during the nine months ended September 30, 2006 for management fees which were included in general and administrative expenses in the accompanying condensed consolidated statements of operations.
     Operating Lease With Affiliate —Orchard utilized and paid for certain office space (under a written sublease arrangement) leased from eMusic an affiliated entity of the Investor Group, through April 2006. Amounts included in general and administrative expenses in connection with this arrangement were $68,429 for the nine months ended September 30, 2006.
     In April 2006, Orchard began utilizing space subleased by eMusic, with no formal sublease agreement in place. Orchard pays the lessee directly for the space utilized. For the nine months ended September 30, 2007 and 2006, Orchard incurred expenses of approximately $177,516 and $169,400, respectively, under this arrangement. In August 2007, the sublease to this space was assigned by eMusic to Orchard. The lease expires in January 2009.
     Legal Costs —Orchard has engaged several outside legal firms to represent its general business interests. One such firm employs a family member of one of the senior executives employed by the Investor Group. Amounts included in general and administrative expenses in connection with the services performed by this legal firm were $2,263 and $78,038 for the nine months ended September 30, 2007 and 2006, respectively.
     Distribution Services With eMusic —eMusic provides digital music distribution services to Orchard under a Digital Music Wholesale Agreement, dated January 1, 2004, as amended on March 31, 2007. eMusic is a majority owned subsidiary of Dimensional. The agreement grants eMusic worldwide rights, on a non-exclusive basis, to exploit Orchard’s master recordings digitally and via the Internet through December 31, 2009. Per the agreement, Orchard is entitled to better royalty terms if eMusic allows any other independent record label such better terms during the term of the agreement (“Most Favored Nation” clause).
     Amounts included in revenues in connection with these services were $2,089,264 and $1,300,188 for the nine months ended September 30, 2007 and 2006, respectively. Amounts included in accounts receivable in connection with these services were $772,741 and $483,037 at September 30, 2007 and December 31, 2006, respectively.
     Orchard has distribution agreements with certain labels whereby it is not permitted to charge distribution fees to the label or artist for sales by eMusic. For the nine months ended September 30, 2007 and 2006, Orchard received revenues of $555,884 and $545,380, respectively, from eMusic relating to such agreements. These amounts were recorded in revenues and with an equal amount recorded in costs of revenues.
     Sale of Property and Equipment to Dimensional Music Publishing, LLC —Orchard sold property and equipment to Dimensional Music Publishing, LLC realizing a loss of $2,448 for the nine months ended September 30 2006. The cost of the equipment was $5,650 and the related accumulated depreciation was $3,202.
     Revenue Sharing Agreement With CGH Ventures, Inc —During 2003, Orchard Management, Inc., a wholly-owned subsidiary of Orchard, entered into a revenue sharing agreement with CGH Ventures, Inc., an entity owned by two stockholders of Orchard. Pursuant to this agreement, Orchard is obligated to pay CGH Ventures, Inc. 80% of the net revenues earned by Orchard Management, Inc. Orchard Management, Inc. provides management services to a recording group. Orchard recorded $32,274 and $42,584 for the nine months ended September 30, 2007 and 2006, respectively, as commission expense for CGH’s share of the net revenue earned under the management agreement. The commission expense was included in cost of revenues in the accompanying condensed consolidated statements of operations.
10. COMMITMENTS AND CONTINGENCIES
     Litigation and Indemnification —Orchard is a party to litigation matters and claims from time to time in the ordinary course of its operations, including copyright infringement litigation, for which it is entitled to indemnification by content providers. While the results of such litigation and claims cannot be predicted with certainty, Orchard believes that the final outcome of such matters will not have a material adverse impact on its business, financial position, cash flows, or results of operations.
     Lease Commitments —In August 2007, eMusic assigned an office lease to Orchard, resulting in a non-cancelable future minimum commitment of approximately $450,000 through January 2009.
11. SUBSEQUENT EVENTS
     Deferred Stock Awards — In October and November 2007, Orchard granted deferred stock awards to a consultant and employee of Orchard which permit such individuals to receive an aggregate of 72,325 shares of Series B Preferred Stock and 1,185,027 shares of Common Stock upon the occurrence of a transfer event, as defined. The deferred stock awards are fully vested and non-cancellable on the date of grant.
     Loan Payable to Related Party — In November 2007, Orchard and Dimensional amended the September 2007 recapitalization to characterize $600,000 of funding from Dimensional as a loan payable instead of a capital contribution. The loan bears interest at the applicable federal rate per annum and is payable upon the earlier of the demand of the holder or one year from the date of the advance. In the event that the merger between Orchard, and Digital Music Group, Inc. (“DMGI”) is consummated, the loan will become payable in full within 30 days of the closing date. Orchard repaid the $600,000 loan to Dimensional in November 2007.
     Issuance of Common and Preferred Stock — In November 2007, Orchard issued 465,000 shares of Series A Preferred Stock and 439,425 shares of Series B Preferred Stock to Dimensional in payment of a liability. Additionally, in November 2007, Orchard issued 109,025 shares of Common Stock to existing common stockholders as compensation, of which substantially all were employees of Orchard at the date of issuance.
     Merger — On November 13, 2007, DMGI and Orchard consummated a merger pursuant to the terms of the Second Amended and Restated Merger Agreement dated October 5, 2007, as amended on November 7, 2007 (the “Merger”). Pursuant to the terms of the Merger, Orchard exchanged all of its outstanding common and preferred stock for 8,591,893 shares of DMGI Common Stock on a pre-split basis (2,863,964 shares on a post-split basis) and 446,918 shares of DMGI Series A Convertible Preferred Stock (“Preferred Stock”). The Preferred Stock is convertible into, and has voting rights equivalent to, 10 shares of Common Stock on a pre-split basis (3.33 shares on a post split basis) and is redeemable at the option of the board of directors after the fifth anniversary of its issuance at a price of $55.70 per share, subject to certain restrictions, plus any declared and unpaid dividends. In addition, DMGI assumed Orchard’s outstanding deferred common and preferred stock awards and reserved 473,048 shares of DMGI Common Stock on a pre-split basis (157,683 on a post split basis) and 1,915 shares of DMGI Preferred Stock for such awards. As a result of the Merger, Orchard became a wholly-owned subsidiary of DMGI with Orchard stockholders collectively owning 60% of the DMGI outstanding Common and Preferred Stock (including deferred common and preferred stock awards). The combination will be accounted for as a reverse merger with Orchard being considered the acquirer for financial reporting purposes.